Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$198,060	$169,285	$641,292	$585,707
Operating expenses:
Direct operating expenses(1)	110,715	95,448	409,415	371,071
Selling, general and administrative expenses(1)	35,731	27,951	117,171	108,540
Corporate expenses(1)	13,752	12,008	47,826	51,806
Depreciation and amortization	10,709	10,247	40,497	38,620
Other operating expense (income), net	(4,027)	1,558	1,653	2,818
Operating income	31,180	22,073	24,730	12,852
Interest expense, net	(8,784)	(10,839)	(45,350)	(42,279)
Other income (expense), net	10,458	35,549	17,371	(45,987)
Income (loss) from continuing operations before income taxes	32,854	46,783	(3,249)	(75,414)
Income tax expense attributable to continuing operations	(4,499)	(5,977)	(5,860)	(6,664)
Income (loss) from continuing operations	28,355	40,806	(9,109)	(82,078)
Income (loss) from discontinued operations(2),(3)	6,288	3,553	(111,523)	(33,941)
Consolidated net income (loss)	34,643	44,359	(120,632)	(116,019)
Less: Net income (loss) attributable to noncontrolling interests	37	26	95	(40)
Net income (loss) attributable to the Company	$34,606	$44,333	$(120,727)	$(115,979)

(1)Excludes depreciation and amortization.
(2)Loss from discontinued operations for the year ended December 31, 2023 includes a loss on the sale of the former business in France, partially offset by gains from the sales of the former businesses in Switzerland and Italy.
(3)The difference between income (loss) from discontinued operations reported herein and income (loss) from discontinued operations reported in the Clear Channel Outdoor Holdings, Inc. (“CCOH”) and Subsidiaries Consolidated Statements of Loss and Notes to the Consolidated Financial Statements for each period primarily results from CCOH expenses that are not recognized as expenses of Clear Channel International B.V. and Subsidiaries and are classified as discontinued operations of CCOH. These expenses include costs related to the strategic reviews and income tax expense attributable to the sale of businesses.